Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated November 20, 2018, with respect to the consolidated financial statements of AmeriGas Partners, L.P., and the effectiveness of internal control over financial reporting of AmeriGas Partners, L.P., incorporated by reference in the AmeriGas Partners, L.P. Proxy Statement, that is made a part of the Amendment No. 2 to the Registration Statement (Form S-4, 333-231242) and Prospectus of UGI Corporation for the registration of 34,621,411 shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

July 10, 2019